Exhibit 10.4

CONSULTING AGREEMENT

This Agreement is made as of July 1, 2018, by and between NLM Holding Co., Inc., having its business office at 2655 First St., Suite 250, Simi Valley, CA 93065 (the "Company") and Westpark Capital, Inc., with its principal office located at 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067 (the "Consultant").

WHEREAS, the Consultant has been rendering consulting services to the Company on an as requested basis without compensation since the Company’s inception in July 2017;

WHEREAS, Company desires to compensate Consultant for consulting services performed to date and to formally retain the Consultant on a go forward basis, and the Consultant desires to be formally retained by the Company, all pursuant to the terms and conditions hereinafter set forth:

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1. RETENTION - The Company hereby formally retains the Consultant to continue to perform non-exclusive consulting services related strategic and other matters, and the Consultant hereby accepts such retention and shall continue to perform for the Company the duties described herein, faithfully and to the best its ability. In this regard, subject to paragraph 6 herein, the Consultant shall continue to devote such time and attention to the business of the Company, as shall be determined by the Consultant, subject to the direction of the Chief Executive Officer of the Company.

a) The Consultant agrees, to the extent reasonably required in the conduct of the business of the Company, and at the Company's request, to continue to place at the disposal of the Company its judgment and experience and to provide business development services to the Company including the following:

(i) Review and advise on prospective mergers and acquisitions and related strategic transactions, and on any financing that may be required to complete such transactions (bust such services not to include the raising of financing); and

(ii) Advise on the Company's capital structure and on structure and alternatives for raising capital (but such services not to include the actual raising of capital).

2. TERM - The Consultant's retention on a go forward basis hereunder shall be for a term of twelve months commencing on the date of this Agreement.

3. COMPENSATION - The Consultant shall be compensated in accordance with the following schedule:

(a) The Company shall pay to the Consultant a one-time fee of $250,000, due within sixty (60) days of the signing of this Agreement. Notwithstanding the foregoing, if the Company consummates an equity financing of shares of its common or preferred stock (the "Stock") in one or a series of closings after the date of this Agreement but on or prior to September 30, 2018 resulting in gross aggregate proceeds to the Company of at least $500,000 (the "Next Financing"), then all amounts of said the unpaid fee shall automatically converted into fully paid and nonassessable shares of Stock issued in the next Financing at the price per share paid by the other purchasers of Stock in the Next Financing.

(b) The Company shall pay to the Consultant a monthly fee of $1,000 per month.

4. EXPENSES - The Company agrees to reimburse the Consultant for reasonable expenses incurred by the Consultant in connection with the services rendered hereunder, including but not limited to the Consultant's due diligence activities with respect to the Company. Any such expenses shall require the prior written approval of the Company.

5. STATUS OF CONSULTANT - The Consultant shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company.

6. OTHER ACTIVITIES OF CONSULTANT - The Company recognizes that the Consultant now renders and may continue to render financial consulting and other investment banking services to other companies, which may or may not conduct business and activities similar to those of the Company. The Consultant shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes. The Consultant agrees to maintain as confidential any information it procures in rendering consulting services hereunder regarding the Company that is not generally known to the public.

7. NOTICES - Any notices hereunder shall be sent to the Company and the Consultant at their respective addresses above set forth. Any notice shall be given by registered or certified mail, postage prepaid, or overnight receipted delivery service (such as Federal Express) and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change in address in the manner herein provided.

8. GOVERNING LAW - This Agreement has been made in the State of California and shall be construed and governed in accordance with the laws thereof without regard to conflicts of laws.

9. ENTIRE AGREEMENT - This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby and supersedes any and all previous agreements between the parties.

10. BINDING EFFECT - This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors, and assigns.

11. TERMINATION - Either party may terminate this Agreement for cause, in writing. If the Agreement is terminated, the Consultant keeps all cash paid to date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

NLM HOLDING CO., INC.	WESTPARK CAPITAL, INC.

/s/ David H. Clarke	/s/ R. Rappaport
David H. Clarke	Richard Rappaport
Chief Executive Officer	Chief Executive Officer